UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):
March 19, 2008

 PURPLE BEVERAGE COMPANY, INC.
(Exact name of registrant as specified in Charter)

Nevada	000-52450	01-0670370
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

450 East Las Olas Blvd., Suite 830
Fort Lauderdale, Florida 33301
(Address of Principal Executive Offices)

(954) 462-8757
(Issuer Telephone number)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Share Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Share Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Share Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Michael Wallace was appointed as the Company’s Chief Financial Officer and Executive Vice President, effective March 19, 2008. Before joining the Company and since 2004, Mr. Wallace was the Chief Financial Officer and Senior Vice President of Radiology Corporation of America, a Boca Raton, Florida, company that provides medical diagnostic services nationwide. From 2003 to 2004, Mr. Wallace was an Assistant Chief Accountant in the Securities and Exchange Commission’s Division of Enforcement and member of the Commission’s Financial Fraud Task Force in Washington D.C. From 2000 to 2003, Mr. Wallace was the Chief Financial Officer and Senior Vice President of Inktel Direct and CELLIT Technologies, privately held companies located in Miami, Florida, engaged in the direct marketing industry, and the business of software development for the contact center market, respectively. From 1997 to 2000, Mr. Wallace was Chief Financial Officer and Senior Vice President of Kellstrom Industries, a NASDAQ-listed company operating in the aerospace services sector. From 1990 to 1997, Mr. Wallace was a Manager at KPMG LLP in the Firm’s assurance practice.

In connection with Mr. Wallace’s appointment as our Chief Financial Officer, we entered into an employment agreement with him. The employment agreement provides for Mr. Wallace to receive the following:

•	Signing bonus of $25,000;

•	Base salary of $250,000 for current fiscal-year and $275,000 and $300,000 base salaries for the two following fiscal years, respectively;

•	Pro-rated annual bonus of at least $75,000 for current fiscal year and $100,000 annual bonus for subsequent fiscal year, with the Board of Directors having discretion for the fiscal years after 2009;

•
Participation in employee medical, health, dental, pension, welfare and insurance benefit plans as maintained by the Company from time to time for the general benefit of its executive employees, as well as all other benefits and perquisites as are made generally available to the Company’s executive employees, as well as group medical and dental insurance for Mr. Wallace’s family;

•	Monthly auto allowance of $1,000; and

•	No more than four weeks annual vacation.

In addition, Mr. Wallace was granted a ten-year option to purchase 1,663,826 shares of the Company’s common stock at an exercise price of $1.50 per share. One-third of the option vested upon grant; one-third vests on the first anniversary of the employment agreement; and one-third vests on the second anniversary of the employment agreement, assuming that Mr. Wallace is employed by us as of such dates. The agreement also contains certain non-competition and confidentiality provisions, as well as intellectual property assignment provisions.

If Mr. Wallace’s employment is terminated by the Company without cause (as defined in the agreement):

•
Mr. Wallace will receive payment of his base salary through and including the date of termination, payment of that amount equal to six months of Mr. Wallace’s then-current base salary, payment of that amount equal to six months of Mr. Wallace’s annual bonus, and reimbursement of business expenses incurred prior to the date of termination; and

•	The non-vested potion of the options granted under the agreement will immediately vest.

If Mr. Wallace’s employment is terminated by the Company with cause (as defined in the agreement), or by Mr. Wallace for any reason by providing written notice to the Company prior to the date of resignation:

•
Mr. Wallace will receive payment of his base salary through and including the date of termination, payment of any earned but unpaid bonus for the prior fiscal year, and reimbursement of business expenses incurred prior to the date of termination;

•
The options granted under the agreement will cease vesting on the date of termination of employment, and to the extent vested and not previously exercised or expired, may be exercised in accordance with the terms and conditions of his option grant; and

•	Mr. Wallace shall continue to participate in the Company’s employee benefit plans to the extent permitted by and in accordance with the terms thereof or as otherwise required by law.

In the event that Mr. Wallace’s employment terminates for reason of death or permanent disability (as defined in the agreement), Mr. Wallace, his beneficiary or his estate shall be entitled to receive the payments that would have been payable to him under a termination without cause as of the date of death or the date as of which the Company determines in its sole discretion that Mr. Wallace had become permanently disabled.

Timothy Hennessey resigned as the Company’s Chief Financial Officer, effective March 19, 2008, for personal reasons.

There are no family relationships among our directors or among our executive officers.

ITEM 8.01 Other Events.

We issued a press release on March 25, 2008, in which we announced the appointment of Mr. Wallace as our Chief Financial Officer.

ITEM 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description of Document

99.1	Press Release dated March 25, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

PURPLE BEVERAGE COMPANY, INC.

Date: March 25, 2008	By:	/s/ Theodore Farnsworth
Theodore Farnsworth
Chief Executive Officer